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                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE           Contact:  J. Wes Frye
                                          Treasurer and Chief Financial Officer
                                          (336) 822-5305


        OLD DOMINION FREIGHT LINE REPORTS $7.4 MILLION IN ADDITIONAL NET
           PROCEEDS FROM STOCK OFFERING, AS UNDERWRITERS EXERCISE THE
                    OVER-ALLOTMENT OPTION FOR 355,000 SHARES
                            _______________________

      Adjusts Earnings Guidance for the Effect of the Over-Allotment Shares

THOMASVILLE, N.C. (November 25, 2002) - Old Dominion Freight Line, Inc. (Nasdaq:
ODFL) today announced the sale of 355,000 shares of common stock through the exercise of the underwriters' over-allotment option granted in connection with the Company's common stock offering of 3,045,000 shares on November 12, 2002. The additional shares were sold by the Company for $22.00 per share, the same offering price as the shares sold on November 12th. Net proceeds to the Company from the exercise of the over-allotment option were approximately $7.4 million, which the Company intends to use in combination with the net proceeds of approximately $40.5 million from the November 12th offering to retire certain debt; purchase additional service centers, tractors and trailers; and fund its growth strategy.

     Credit Suisse First Boston Corporation served as lead manager of the underwriting, and BB&T Capital Markets and Legg Mason Wood Walker, Incorporated served as co-managers.

     Due to the dilutive effect of the increased shares outstanding resulting from the offering, including the exercise of the over-allotment, Old Dominion has recalculated its previously issued diluted earnings per share guidance. The Company now estimates that its diluted earnings per share for 2002 will be between $1.98 and $2.08, compared with the previously announced range of $2.05 to $2.15. Old Dominion estimates fourth quarter diluted earnings per share will be between $.43 and $.51, compared with the previously reported range of $.49 to $.59. These projections are based upon the Company's performance through the first nine months of 2002, as well as its assessment of current and near-term business conditions. Based on the Company's expectations that current business conditions extend into 2003, the Company now estimates that 2003 earnings per diluted share, recalculated to reflect the increase in shares, will be between $2.46 and $2.54, compared with the previously announced range of $2.56 to $2.64.

     Forward-looking statements in this news release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties that could cause actual events

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ODFL Reports Exercise of Over-Allotment Option
Page 2
November 25, 2002


and results to be materially different from those expressed or implied herein, including, but not limited to, the following: (1) the competitive environment with respect to industry capacity and pricing; (2) unionization of the Company's employees; (3) various economic factors such as economic recessions and downturns in customers' business cycles and shipping requirements; (4) the availability and cost of fuel; (5) difficulty in attracting or retaining qualified drivers; (6) the Company's exposure to claims related to cargo loss and damage, property damage, personal injury and workers' compensation and the costs of insurance; (7) the Company's significant ongoing cash requirements; (8) the availability and cost of new equipment; (9) the costs of compliance with, or liability for violation of, existing or future government regulation; (10) seasonal trends in the industry, including the possibility of harsh weather conditions; (11) the Company's dependence on key employees; (12) changes in the Company's goals and strategies, which are subject to change at any time at the discretion of the Company; and (13) other risks and uncertainties indicated from time to time in the Company's filings with the Securities and Exchange Commission.

     Old Dominion Freight Line, Inc. is a less-than-truckload multi-regional motor carrier providing one to four day service among five regions in the United States and next-day and second-day service within these regions. The Company provides direct service to 38 states within the Southeast, South Central, Northeast, Midwest and West regions of the country including 24 states within which it provides full-state coverage. In addition, through marketing and carrier relationships, Old Dominion provides service to and from the remaining 12 states, as well as Canada, Mexico and Puerto Rico.

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